EXHIBIT 5.1

[ROBERTS KAPLAN LLP LETTERHEAD]

August 13, 2009

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

Re:	Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

We have acted as special counsel to Umpqua Holdings Corporation, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate 26,538,461 shares of the Company’s common stock, no par value per share (the “Shares”) (including up to 3,461,538 shares that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional Shares to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated August 13, 2009, by and between the Company and J.P. Morgan Securities Inc., as representative of the Underwriters named in Schedule 1 thereto (collectively, the “Underwriters”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2008 (File No. 333-155997) (the “Registration Statement”), including a base prospectus dated December 5, 2008 (the “Base Prospectus”), and a prospectus supplement dated August 13, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended and restated, the Company’s Bylaws, as amended and restated, and excerpts of minutes of meetings of the Board of Directors and committees of the Board of Directors of the Company. We have also received from officers of the Company certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such other corporate records, documents and certificates, made such inquiries of public officials, and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation.

We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We are duly licensed to practice law in the State of Oregon and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Oregon, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the Prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

ROBERTS KAPLAN LLP

/s/ Roberts Kaplan LLP